FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

•Earnings Increased 16% to $3.35 Per Share
•Closings Increased 12% to 7,924
•Home Sale Revenues Increased 12% to $4.3 Billion
•Home Sale Gross Margin of 28.8%
•Net New Orders Totaled 7,031 Homes with a Value of $3.9 Billion
•Unit Backlog of 12,089 Homes with a Value of $7.7 Billion
•Repurchased $320 Million of Common Shares in the Quarter

ATLANTA – Oct. 22, 2024 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2024. For the quarter, the Company reported net income of $698 million, or $3.35 per share. In the prior year period, the Company reported net income of $639 million, or $2.90 per share.

“Supported by the successful execution of our balanced spec and build-to-order operating model, PulteGroup realized record third quarter home sale revenues of $4.3 billion and earnings of $3.35 per share, as we increased home closings in the period by 12% over last year,” said PulteGroup President and CEO, Ryan Marshall. “Consistent with our stated strategies, in the third quarter we invested $1.4 billion into our business, while returning over $360 million to our shareholders and generating a return on equity of 27%* for the trailing 12 months.

“Years of underbuilding has created a structural shortage of homes and correspondingly high home prices, so the Federal Reserve’s pivot to lowering interest rates provides a powerful tool in helping to address the affordability challenge faced by today’s homebuyers,” said Mr. Marshall. “Given our strong third quarter and nine-month financial results, we are well positioned to deliver a record year of earnings for the Company.”

Third Quarter Results

Home sale revenues in the third quarter increased 12% over the prior year to $4.3 billion. Higher revenues in the third quarter were driven by a 12% increase in closings to 7,924 homes. The average selling price of homes closed in the period was $548,000, effectively unchanged from the prior year.

The Company’s reported home sale gross margin in the third quarter was 28.8%, compared with 29.5% in the prior year period. Homebuilding SG&A expense for the third quarter was $407 million, or 9.4% of home sale revenues, compared with $353 million, or 9.1% in the prior year period.

The Company’s net new orders for the third quarter were 7,031 homes, which is consistent with net new orders of 7,065 homes in the prior year period. The value of net new orders in the quarter was $3.9 billion, or an increase of 3% over last year. Average community count for the third quarter was 957, which is up 4% from the prior year.

At the end of the third quarter, the Company’s backlog was 12,089 homes with a value of $7.7 billion.

The Company's financial services operations generated pre-tax income of $55 million, an increase of 90% over prior year pre-tax income of $29 million. The significant increase in pre-tax income reflects the benefit of higher volumes in the Company’s homebuilding operations, as well as a more favorable operating environment. Mortgage capture rate for the third quarter was 87%, up from 84% last year.

Third quarter pre-tax income for the Company increased 7% over the prior year period to $906 million. Income tax expense for the third quarter was $208 million, or an effective tax rate of 23.0%.

PulteGroup repurchased 2.5 million of its common shares in the third quarter for $320 million, or an average price of $126.05 per share. Through the first nine months of 2024, the Company has repurchased 7.6 million common shares, or 3.6% of shares outstanding, for $880 million, or $115.74 per share. The Company ended the quarter with $1.5 billion of cash and a debt-to-capital ratio of 12.3%.

A conference call discussing PulteGroup's third quarter 2024 results is scheduled for Tuesday, October 22, 2024, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements.
You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry changes or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; labor supply shortages and the cost of labor; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats; the impact of negative publicity on sales; failure to retain key personnel; the impairment of our intangible assets; the disruptions associated with the COVID-19 pandemic (or another epidemic or pandemic or similar public threat or fear of such an event), and the measures taken to address it; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues:
Homebuilding
Home sale revenues	$4,343,227	$3,886,908	$12,610,981	$11,433,476
Land sale and other revenues	19,284	39,905	96,327	107,575
	4,362,511	3,926,813	12,707,308	11,541,051
Financial Services	113,831	76,720	317,848	226,875
Total revenues	4,476,342	4,003,533	13,025,156	11,767,926

Homebuilding Cost of Revenues:
Home sale cost of revenues	(3,091,267)	(2,739,596)	(8,897,835)	(8,068,287)
Land sale and other cost of revenues	(25,287)	(35,007)	(101,204)	(92,467)
	(3,116,554)	(2,774,603)	(8,999,039)	(8,160,754)

Financial Services expenses	(58,905)	(46,431)	(159,615)	(137,244)
Selling, general, and administrative expenses	(406,897)	(353,167)	(1,125,637)	(1,004,323)
Equity income from unconsolidated entities, net	2,508	891	42,577	4,348
Other income, net	9,702	17,091	39,709	32,496
Income before income taxes	906,196	847,314	2,823,151	2,502,449
Income tax expense	(208,282)	(208,539)	(653,128)	(611,070)
Net income	$697,914	$638,775	$2,170,023	$1,891,379

Per share:
Basic earnings	$3.38	$2.92	$10.36	$8.49
Diluted earnings	$3.35	$2.90	$10.28	$8.45
Cash dividends declared	$0.20	$0.16	$0.60	$0.48

Number of shares used in calculation:
Basic	206,774	218,288	209,374	221,832
Effect of dilutive securities	1,686	1,394	1,683	1,152
Diluted	208,460	219,682	211,057	222,984

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	September 30, 2024	December 31, 2023

ASSETS

Cash and equivalents	$1,397,664	$1,806,583
Restricted cash	57,472	42,594
Total cash, cash equivalents, and restricted cash	1,455,136	1,849,177
House and land inventory	12,641,932	11,795,370
Land held for sale	24,914	23,831
Residential mortgage loans available-for-sale	556,664	516,064
Investments in unconsolidated entities	213,022	166,913
Other assets	1,897,985	1,545,667
Goodwill	68,930	68,930
Other intangible assets	48,802	56,338
Deferred tax assets	47,708	64,760
	$16,955,093	$16,087,050

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$704,663	$619,012
Customer deposits	597,820	675,091
Deferred tax liabilities	401,142	302,155
Accrued and other liabilities	1,539,476	1,645,690
Financial Services debt	524,093	499,627
Notes payable	1,623,686	1,962,218
	5,390,880	5,703,793
Shareholders' equity	11,564,213	10,383,257
	$16,955,093	$16,087,050

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
Cash flows from operating activities:
Net income	$2,170,023	$1,891,379
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	116,013	132,389
Land-related charges	19,929	16,978
Depreciation and amortization	64,975	59,765
Equity income from unconsolidated entities	(42,577)	(4,348)
Distributions of income from unconsolidated entities	2,557	4,564
Share-based compensation expense	39,247	38,401
Other, net	(74)	(863)
Increase (decrease) in cash due to:
Inventories	(805,331)	(173,377)
Residential mortgage loans available-for-sale	(45,184)	262,637
Other assets	(366,279)	(142,131)
Accounts payable, accrued and other liabilities	(40,115)	(177,050)
Net cash provided by operating activities	1,113,184	1,908,344
Cash flows from investing activities:
Capital expenditures	(94,065)	(67,561)
Investments in unconsolidated entities	(15,105)	(18,059)
Distributions of capital from unconsolidated entities	9,017	2,316
Other investing activities, net	(8,197)	(11,727)
Net cash used in investing activities	(108,350)	(95,031)
Cash flows from financing activities:
Repayments of notes payable	(350,453)	(86,794)
Financial Services borrowings (repayments), net	24,465	(161,254)
Debt issuance costs	—	(1,500)
Proceeds from liabilities related to consolidated inventory not owned	46,256	108,707
Payments related to consolidated inventory not owned	(94,121)	(49,379)
Share repurchases	(879,999)	(700,000)
Cash paid for shares withheld for taxes	(18,463)	(10,409)
Dividends paid	(126,560)	(107,676)
Net cash used in financing activities	(1,398,875)	(1,008,305)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(394,041)	805,008
Cash, cash equivalents, and restricted cash at beginning of period	1,849,177	1,094,553
Cash, cash equivalents, and restricted cash at end of period	$1,455,136	$1,899,561

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$20,144	$11,048
Income taxes paid (refunded), net	$546,344	$546,871

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
HOMEBUILDING:
Home sale revenues	$4,343,227	$3,886,908	$12,610,981	$11,433,476
Land sale and other revenues	19,284	39,905	96,327	107,575
Total Homebuilding revenues	4,362,511	3,926,813	12,707,308	11,541,051

Home sale cost of revenues	(3,091,267)	(2,739,596)	(8,897,835)	(8,068,287)
Land sale and other cost of revenues	(25,287)	(35,007)	(101,204)	(92,467)
Selling, general, and administrative expenses	(406,897)	(353,167)	(1,125,637)	(1,004,323)
Equity income from unconsolidated entities, net	2,508	891	41,527	3,293
Other income, net	9,702	18,431	39,709	33,836
Income before income taxes	$851,270	$818,365	$2,663,868	$2,413,103

FINANCIAL SERVICES:
Income before income taxes	$54,926	$28,949	$159,283	$89,346

CONSOLIDATED:
Income before income taxes	$906,196	$847,314	$2,823,151	$2,502,449

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Home sale revenues	$4,343,227	$3,886,908	$12,610,981	$11,433,476

Closings - units
Northeast	391	344	1,054	996
Southeast	1,340	1,291	4,284	3,864
Florida	1,984	1,983	6,051	5,802
Midwest	1,194	1,018	3,380	2,693
Texas	1,485	1,211	4,285	4,030
West	1,530	1,229	4,062	3,603
	7,924	7,076	23,116	20,988
Average selling price	$548	$549	$546	$545

Net new orders - units
Northeast	385	376	1,226	1,161
Southeast	1,340	1,374	4,130	4,277
Florida	1,681	1,598	5,399	5,386
Midwest	1,233	1,090	3,772	3,426
Texas	1,134	1,258	3,863	4,070
West	1,258	1,369	4,669	4,046
	7,031	7,065	23,059	22,366
Net new orders - dollars	$3,928,860	$3,823,619	$12,986,027	$11,884,620

Unit backlog
Northeast			739	639
Southeast			2,092	2,319
Florida			3,140	4,225
Midwest			2,084	2,083
Texas			1,215	1,829
West			2,819	2,452
			12,089	13,547
Dollars in backlog			$7,694,761	$8,125,182

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
MORTGAGE ORIGINATIONS:
Origination volume	5,005	4,362	14,442	12,770
Origination principal	$2,103,197	$1,745,952	$5,998,347	$5,053,379
Capture rate	86.7%	83.5%	85.9%	80.5%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Interest in inventory, beginning of period	$149,362	$141,994	$139,078	$137,262
Interest capitalized	26,443	31,659	86,346	95,388
Interest expensed	(29,708)	(33,643)	(79,327)	(92,640)
Interest in inventory, end of period	$146,097	$140,010	$146,097	$140,010

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios

	September 30, 2024	December 31, 2023
Notes payable	$1,623,686	$1,962,218
Shareholders' equity	11,564,213	10,383,257
Total capital	$13,187,899	$12,345,475
Debt-to-capital ratio	12.3%	15.9%

Notes payable	$1,623,686	$1,962,218
Less: Total cash, cash equivalents, and restricted cash	(1,455,136)	(1,849,177)
Total net debt	$168,550	$113,041
Shareholders' equity	11,564,213	10,383,257
Total net capital	$11,732,763	$10,496,298
Net debt-to-capital ratio	1.4%	1.1%